Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Completes the Acquisition of Rivergate Shopping Center, Located in Macon, Georgia

Company adds national grocer, Publix, to its portfolio.

The closing finalizes the acquisition of all targets previously disclosed in the Company’s pipeline, is the largest single asset purchased in Company history, and is the 23rd acquisition year-to-date for the Company.

Virginia Beach, VA –December 27, 2016 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers, today reported that the Company has closed on the acquisition of Rivergate Shopping Center (“Property” or “Center”), a grocery-anchored shopping center previously announced as an acquisition target.

Rivergate Shopping Center, located in Macon, GA is a 205,811 square foot Publix-anchored shopping center and is 95.52% leased and occupied. Macon is the fourth largest city in the state of Georgia. Publix has been the anchor tenant in the center for 22 years and is joined by other quality, national tenants such as Dollar Tree, T-Mobile and H&R Block. The Property completed a major renovation and facade upgrade within the past four years and boasts eleven access points of entry. This Property is located at the main thoroughfare of the North Macon retail corridor and is approximately seventy miles south of Atlanta.

The Center has eight outparcels with diverse national tenants including a stand-alone Starbucks, Buffalo Wild Wings, IHOP and Steak N’ Shake, as well as co-tenant buildings with FedEx/Panera, Dunkin Donuts and Subway, Planet Fitness/SkyZone and Pet Supermarket/Tuesday Morning. The Company will evaluate the potential sale of all or a portion of the outparcels as part of its capital recycling strategy in the near future.

Total acquisition value of the Property was $37.25 million, or $181 per leasable square foot, which the Company financed using a combination of cash and a three-year bank loan in which the terms are one-year floating interest only with a rate of LIBOR plus 295 basis points and 25 year amortization schedule for years two and three. The cap rate on Rivergate Shopping Center was 7.4%, and the loan-to-value was 65%.

Jon S. Wheeler, Founder, Chairman and Chief Executive Officer of Wheeler, stated, “We believe Rivergate Shopping Center is a high quality, stable center to add to our portfolio which now is comprised of sixty-five retail centers and nine land parcels. I am thrilled to be adding Publix to our tenant roster and feel that this strategic acquisition will be accretive to our shareholders. We announced our investment pipeline of nine assets in conjunction with both of our 2016 Series D preferred stock offerings and have prudently put the capital to work closing on the nine properties totaling $115 million all in the fourth quarter. We acquired a total of twenty-three assets in 2016 with an aggregate value of $185 million. Rivergate Shopping Center has the potential to provide the Company the opportunity to sell quality tenant outparcels, taking advantage of the net lease market, and recycle the capital back into our core business of acquiring mainly grocery-

anchored centers. We have been able to execute on this strategy previously, and feel that it was beneficial to our portfolio and our shareholders. I am extremely proud of our team here at Wheeler as this was our biggest year yet with regards to acquisitions. We look forward to implementing our business strategies at the properties and leveraging our operational expertise as we enter in to 2017.”

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking Statement
This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements.  Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements.  The Company’s expected results may not be achieved, and actual results may differ materially from expectations. Specifically, the Company’s statements regarding: (i) the future generation of financial returns from the acquisition of ‘necessity based’ retail focused properties; (ii) the Company’s ability to implement its business strategies, including the selling of quality tenant outparcels, taking advantage of the net lease market, and recycling the capital back into its core business of acquiring mainly grocery-anchored centers; and (iii) the Company’s anticipated ability to produce returns and growth for the Company and its shareholders are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward‐looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:
Wheeler Real Estate Investment Trust, Inc.
Wilkes Graham
Chief Financial Officer
(757) 627-9088
wilkes@whlr.us

Laura Nguyen
Director of Capital Markets
(757) 627-9088
lnguyen@whlr.us

Robin Hanisch
Corporate Secretary
(757) 627-9088
robin@whlr.us